PERSONAL AND CONFIDENTIAL

November 6, 2018

John Bruno
36 Great Hall Road Mahwah, NJ 07430

Re: Employment Letter

Dear John,
A on Corporation (the "Company") is pleased to confirm in this Employment Letter (this "Letter') the terms of your employment as Chief Operations Officer and Chief Executive Officer, Data & Analytics Services. Subject to your acceptance of this Letter, your employment pursuant to this Letter will be deemed to have commenced as of November l, 2018 (the "Effective Date").
1. General.
At-Will Employment. Y our employment with the Company pursuant to this Letter constitutes at will employment and is not for a specified period. Nothing in this Letter is intended or should be construed as a contract for, or guarantee of, continued employment. This Letter supersedes all prior and contemporaneous agreements, negotiations, correspondence , undertakings and communications of the parties, whether oral or written , respecting your employment, including, without limitation, the Employment Agreement between you and the Company dated August 4 , 2014 (your "2014 Agreement'') and any and all prior employment agreements and amendments thereto between you and the Company; provided , however, that nothing in this Agreement shall limit or release you from any other obligation regarding confidentiality, intellectual or other property, return of property or post-employment competitive or solicitation activities that you have or may have to the Company or any of its affiliates including, without limitation, as set forth in any equity-based awards to which you are a party.
Responsibilities. You will serve in the position of Chief Operations Officer and Chief Executive Officer, Data & Analytics services, and be a Level 1 senior executive of the Company (or comparable level if levels are changed). You will report to the Company’s Chief Executive Officer (“CEO”), will have the authority and responsibility consistent with your position, and also will perform other duties on behalf of the Company and its subsidiaries as may from time to time be authorized r directed by the CEO.
Outside Activities. You may engage in charitable, civic or community activities and, with the prior approval of the General Counsel (“GC”), may serve as a director of any other business corporation, provided that (a) such activities or service do not interfere with your duties hereunder or violate the terms of any restrictive covenants applicable to you, (b) such activities are consistent with the Aon Code of Business Conduct and are reviewed and approved by the GC, and (c) such other business corporation provides you with director and officer insurance coverage which, in the opinion of the Company, is adequate under the circumstances.

2 .    Compensation.
Base Salary. During your employment pursuant to this Letter, the Company will continue to pay you a base salary at the rate of $850,000 per year (“Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy. Your Base Salary will be reviewed annually on the Company’s regular executive salary review schedule, and will be subject to adjustment at the discretion of the Organization and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), which adjusted amount will be thereafter your “Base Salary” for all purposes hereunder.

John Bruno
November 6, 2 018

Annual Incentive Compensation. You will be eligible to participate in the annual incentive compensation program for the Company’s senior executives in accordance with the provisions of such program, as amended from time to time. You acknowledge and agree that any such annual incentive compensation program awards will be subject to payment pursuant to and in accordance with the Aon Incentive Stock Program, payable in a combination of cash and Aon equity-based award, if applicable.
Long-Term Incentive Compensation. You will be eligible to participate in the long-term incentive compensation programs for the Company’s senior executives in accordance with the provisions of such programs, as amended from time to time, pursuant to which you will be eligible to receive, subject to the approval of the Compensation Committee, an annual equity award in an amount that reflects and is consistent with your role and contribution.
Employee Benefits. During the course of your employment, you will be entitled to participate in the Company’s employee benefit plans generally available to senior executives of the Company. Nothing in this Letter will require the Company to establish, maintain or continue any of the benefits already in existence or hereafter adopted for employees of the Company and nothing in this Letter will restrict the right of the Company to amend, modify or terminate such programs.
Vacation Time. You will not accrue vacation time, but will be entitled to paid vacation time in accordance with usual Company practices applicable to similarly situated employees.
Expense Reimbursement. In accordance with Company policies and procedures and on prescribed Company forms, the company will reimburse you for all proper expenses incurred by you in the performance of your duties hereunder.
Severance and Change in Control Protection. You will be eligible to participate in the severance and change in control plan for the Company’s senior executives in accordance with the provisions of such plan, as amended from time to time.
Restrictive Covenants. The compensation and benefits described above will be provided to you in consideration of your agreement to execute and comply with the Company’s standard non-competition and non-solicitation agreement for senior executives. By accepting this Letter, you ack knowledge the receipt and sufficiency of such consideration.
If you accept the above-described terms and conditions of employment with the Company, please sign below and return this Letter to the Company

Siobhan Cifelli
Interim Chief Human Resources Officer
    Aon Corporation